       1                                                    Exhibit 10(j)

                          STOCK OPTION AGREEMENT


     Agreement made as of the 24th day of September, 1994, by and between McDonnell Douglas Corporation (hereinafter called the "Company") and Harry
C. Stonecipher, (hereinafter called the "Employee").

                                 RECITALS

A. The Company has agreed to employ Employee and Employee has agreed to serve as Chief Executive Officer and President of the Company pursuant to the terms and conditions of an Employment Agreement by and between them, dated as of September 24, 1994 (the "Employment Agreement").

B. As a significant part of his total compensation, the Company has agreed to provide and Employee has agreed to accept equity ownership opportunities to better match the interests of Employee with those of shareholders.

C. Pursuant to the terms and conditions of the Employment Agreement, Company has agreed to provide and Employee has agreed to accept incentive compensation, the value of which will be based upon the value of the Company's common stock.

D. Accordingly, the Company has agreed to grant to Employee an option to acquire shares of the Company's common stock subject, however, to certain restrictions.

In consideration of the foregoing, and the mutual promises contained herein and in the Employment Agreement and the McDonnell Douglas Corporation 1994 Performance and Equity Incentive Plan (the "Plan"), the Company and Employee agree as follows:

1. Amount and Price of Option Shares. The Company hereby grants to Employee the option to purchase from the Company (the "Stock Options") from time to time, at $110.875 per share (the "Exercise Price"), up to 150,000 shares of the Company's $1.00 par value per share common stock (the "Option Shares").

2. Agreement Subject to Employment Agreement and Plan. The Stock Options are subject to the terms and conditions of the Employment Agreement and the Plan, including but not limited to the Plan provisions regarding nontransferability and adjustments for recapitalization and other reasons. A copy of the Plan has been given to Employee and is incorporated herein by this reference. Unless otherwise indicated, capitalized terms in this Agreement shall have the same meaning ascribed to such terms in the Plan.

3. Exercisability of Stock Options. Subject to the provisions of Section 5 hereof, the Stock Options will become exercisable on the dates and in the amounts set forth below, and shall remain exercisable for ten years following such date:






       2                                                    Exhibit 10(j)


                  Date                Number of Option Shares
            ----------------          ------------------------

            September 24, 1996                 30,000
            September 24, 1997                 30,000
            September 24, 1998                 30,000
            September 24, 1999                 30,000
            September 24, 2000                 30,000

4. Exercise of Stock Options. The Stock Options may be exercised by delivering to the Plan Administrator from time to time a written notice signed by the Employee specifying the number of Option Shares the Employee then desires to purchase together with full payment therefor as provided in Section 12.1 of the Plan. Within five business days thereafter, the Company shall issue to Employee a certificate for the shares so purchased, less any shares withheld pursuant to Section 6 hereof.

5. Termination of Employment. Upon termination of the Employment Agreement for any reason, the vesting, forfeiture and exercisability of unexercised Stock Options shall be determined in accordance with the Employment Agreement, including without limitation Sections 6, 7, 8 and 9 thereof.

6. Withholding. At such time as share certificates are to be delivered to Employee in accordance with this Agreement, the Company shall satisfy the federal, state and local withholding requirements with respect to such distribution. Such withholding can be satisfied at the Company's option either by (i) the Company's withholding of shares or (ii) by requiring Employee's payment in cash by providing a personal check in the required amount prior to delivery of the shares. Notwithstanding the foregoing, in the event Employee is subject to
     Section 16 of the Exchange Act at the time of such delivery, the Company shall withhold shares in an amount equal to Employee's estimated federal, state and local tax obligations, plus any additional withholding requirements related to such delivery; provided the total withholding hereunder shall not be less than the statutory minimum withholding amount.

7. Investment Purpose. Employee represents that, in the event of the exercise by him of one or more of the Stock Options hereby granted, or any part thereof, he intends to purchase the shares acquired on such exercise for investment and not with a view to resale or other distribution; except that the Company, at its election, may waive or release this condition in the event the shares acquired on exercise of the option are registered under the Securities Act of 1933, or upon the happening of any other contingency which the Company shall determine warrants the waiver or release of this condition. Employee agrees that the certificates evidencing the shares acquired by him on exercise of all or any part of the Stock Options may bear a restrictive legend, if appropriate, indicating that the shares have not been registered under said Act and are subject to restrictions on the transfer thereof.




       3                                                    Exhibit 10(j)

8. Designation of Beneficiary. Employee may by written notice in form reasonably acceptable to the Committee designate a beneficiary in accordance with the terms and conditions of the Plan who may exercise the options that are vested but unexercised at the time of his death in accordance with the terms of the Employment Agreement.

9. Stock Options Not Incentive Stock Options. The Stock Options granted hereunder are not, and will not be treated as, incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date set forth above.


                         MCDONNELL DOUGLAS CORPORATION


                              /s/ Janet R. Wittenauer
                         By: __________________________________


                               /s/ Harry C. Stonecipher
                              __________________________________
                                        Employee